Exhibit 10.7

AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

This Amendment to Amended Employment Agreement (as defined below) (the “Amendment”), dated March 12, 2009, is by and between Glowpoint, Inc., a Delaware corporation (“Glowpoint”), and Michael Brandofino (the “Employee”).  Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Amended Employment Agreement.

WHEREAS, Employee and Glowpoint entered into an Amended and Restated Employment Agreement as of July 1, 2004, as amended May 15, 2007 and June 26, 2007 (collectively, the “Amended Employment Agreement”);

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires employment agreement provisions that are nonqualified plans of deferred compensation under Code Section 409A to satisfy certain provisions of Code Section 409A and the regulations thereunder (the “Section 409A Provisions”);

WHEREAS, Glowpoint and the Employee wish to satisfy the Section 409A Provisions prior to a vesting event and avoid the tax consequences of a failure to satisfy the Section 409A Provisions upon or after a vesting event; and

WHEREAS, the Employee wishes to revise the terms of his covenant not to compete, and Glowpoint is willing to make these revisions.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Amended Employment Agreement and this Amendment, the parties further amend the Amended Employment Agreement as follows:

1.

Section 2.2(a) of Amended Employment Agreement.  The following sentence is added to the end of Section 2.2(a) of the Amended Employment Agreement effective as of January 1, 2009: “The Company shall pay the incentive compensation no later than March 15 of the calendar year following the calendar year for which the Employee earned the incentive compensation.”

2.

Section 2.2(b) of Amended Employment Agreement.  The following sentence is added to Section 2.2(b) of the Amended Employment Agreement effective as of January 1, 2009:  “The Company shall pay the bonus to the Employee within thirty days after consummation of the Sale.”

3.

Section 3.3 of Amended Employment Agreement.  The second and third sentences of Section 3.3 of the Amended Employment Agreement are deleted, and replaced with the following sentences effective as of January 1, 2009:  “Such severance shall be paid as salary continuation in accordance with the Company’s regular payroll practices commencing with the payroll period ending immediately after the thirtieth day after the date of the Employee’s separation from service as defined under the Section 409A Provisions (the “Separation From Service”).  The Company shall pay the severance only if the Employee also incurs a Separation From Service.  If the Employee is terminated without Cause, or Resigns for Good Reason, or dies, and also incurs a Separation From Service, Employee will also be entitled to one year of accelerated vesting on the Options to be granted pursuant to this Agreement.”

4.

Section 6.1 of Amended Employment Agreement.  Section 6.1 of the Amended Employment Agreement, Non-Competition, is hereby deleted in its entirety and replaced with the following: “During the term of this Agreement, and for 12 months after the termination of Employee's employment with the Company for any reason, unless mutually agreed otherwise by the Employee and the Company, Employee shall not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, officer, or director for the following entities: Iformata Communications, BT Conferencing/Wireone, Nortel Telepresence, Cisco CROS or York Telecom.”

5.

Entire Agreement.  This Amendment is the final, complete, and exclusive Amendment between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises, and other communications, whether oral or written, relating to such subject matter.  Unless specifically amended by this Amendment, all the provisions of the Amended Employment Agreement remain unchanged and continue in full force and effect.  If any provision of the Amended Employment Agreement, as further amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable, the remaining provisions will be unaffected and remain in effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Glowpoint, Inc.
By: /s/ Joseph Laezza	/s/ Michael Brandofino
Name: Joseph Laezza Title: President	Michael Brandofino